Exhibit 8

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

Subsidiaries

At December 31, 2006

Name of Subsidiary	Percentage of Ownership and Control	Jurisdiction of Organization
Novopharm Limited	100	Canada
Goldline Laboratories, Inc.	100	United States
Teva Specialty Pharmaceuticals, LLC	100	United States
Doral Manufacturing, Inc.	100	United States
IVAX Corporation	100	United States
IVAX Pharmaceuticals Caribe, Inc.	100	United States
IVAX Pharmaceuticals New York LLC	100	United States
IVAX Pharmaceuticals NV Inc.	100	United States
IVX Animal Health, Inc.	100	United States
Plantex U.S.A., Inc.	100	United States
Sicor Pharmaceuticals, Inc.	100	United States
Teva Pharmaceuticals USA, Inc.	100	United States
Ivax Pharmaceuticals s.r.o.	100	Czech Republic
Teva Classics S.A.	100	France
Teva Pharmaceutical Works Private Limited Company (formerly known as Biogal Pharmaceutical Works Ltd.)	99.4	Hungary
Sicor Societa Italiana Corticosteroidi S.r.l.	100	Italy
Teva Pharma Italia S.r.l.	100	Italy
IVAX Pharmaceuticals Ireland (a branch of IVAX International B.V.)	100	Ireland
Pharmachemie Holding B.V.	100	The Netherlands
Plantex Chemicals B.V.	100	The Netherlands
Teva Pharmaceuticals Europe B.V.	100	The Netherlands
Norton Healthcare Limited	100	United Kingdom
Teva U.K. Limited (formerly known as Approved Prescription Services Limited)	100	United Kingdom
Assia Chemical Industries Ltd.	100	Israel
Salomon, Levin and Elstein Ltd.	100	Israel
Lemery S.A. de C.V.	100	Mexico
Laboratorio Chile S.A.	100	Chile
Laboratorios Elmor, S.A.	100	Venezuela